UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2020

DYCOM INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K of Dycom Industries, Inc. amends the Current Report on Form 8-K filed on March 23, 2020 (the “Original Form 8-K”) to correct an error that incorrectly identified the Original Form 8-K on the EDGAR filing system as related to Item 4.02 of Form 8-K, rather than solely to Item 2.03 and Item 8.01, as stated within the Original Form 8-K. Other than to correct this filing error, there have been no changes to the Original Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in the Current Report on Form 8-K filed by Dycom Industries, Inc. (“Dycom” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 22, 2018 (the “2018 Current Report”), Dycom and certain of its subsidiaries entered into that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (the “Agreement”), with the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and having a maturity date of October 19, 2023. The Agreement includes a revolving facility with revolving commitments from the Lenders in the aggregate principal amount of $750.0 million (the “Revolving Facility”).

On March 18, 2020 Dycom borrowed $650.0 million under the Revolving Facility (the “March 2020 Borrowing”) as a protective measure to preserve financial flexibility in light of general economic and financial market uncertainty resulting from the COVID-19 outbreak. Proceeds from the March 2020 Borrowing were placed as cash deposits in the Company’s bank accounts and, as a result, the Company’s net debt amount was unchanged by the March 2020 Borrowing.

Immediately following the March 2020 Borrowing, $22.7 million of capacity remained under the Revolving Facility. Dycom may, upon notice to the Administrative Agent, at any time and from time to time, voluntarily prepay amounts borrowed under the Revolving Facility in whole or in part, without penalty, subject to payment of certain costs.

A summary description of the terms of the Agreement, including the interest rates accruing on the borrowings under the Revolving Facility, are set forth in the 2018 Current Report. A copy of the Agreement was filed with the SEC as Exhibit 10.29 to Dycom’s Annual Report on Form 10-K for the fiscal year ended January 25, 2020.

Item 8.01. Other Events.

Dycom is filing this Current Report on Form 8-K to provide an update regarding the impact of COVID-19 on its business. Dycom’s activities support the construction and maintenance of our customers’ telecommunications networks and other utility infrastructure and, as such, are generally considered to be critical or essential in nature.

Public and private sector policies and initiatives to reduce the transmission of COVID-19, such as the imposition of restrictions on business activities, travel restrictions, business closures, and the promotion of social distancing, could affect our customers’ behavior and impact our operations. Additionally, we cannot predict the impact that any widespread infection by COVID-19 of our workforce would have on our ability to perform our services. We continue to take measures to ensure the health and welfare of our employees. COVID-19 may affect the ability of our suppliers and vendors to provide products and services to us that support our activities. These and other factors may restrict our ability to perform our services and unpredictably increase or decrease demand for our services.

Due to the speed with which this situation is developing and the uncertainty regarding its extent or duration, we are not able to estimate the impact of COVID-19 on our revenues, results of operations, and liquidity, or our outlook for the first or second quarters of fiscal 2021 or beyond, and this impact could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 23, 2020

DYCOM INDUSTRIES, INC. (Registrant)

By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary